UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 23, 2021

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Sylvan Way Parsippany, NJ	07054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 496-4700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value	CAR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On March 23, 2021, Avis Budget Car Rental, LLC and Avis Budget Finance, Inc. (collectively, the “Issuers”), each a subsidiary of Avis Budget Group, Inc. (the “Company”), issued $500 million aggregate principal amount of 4.75% Senior Notes due 2028 (the “Notes”). The Notes were issued pursuant to the Indenture, dated as of March 23, 2021 (the “Indenture”), by and among the Issuers, the Company, the other guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

The Issuers used the net proceeds from the offering, together with cash on hand, to pay the redemption prices in connection with the Issuers’ redemption of all of the outstanding $350 million in aggregate principal amount of their 6.375% Senior Notes due 2024 and $140 million in aggregate principal amount of their 5.250% Senior Notes due 2025.

The Notes will mature on April 1, 2028 and bear interest at a rate of 4.75% per annum, payable semi-annually in cash in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. Interest on the Notes will accrue from March 23, 2021.

The Notes will be guaranteed on a senior unsecured basis by the Company, Avis Budget Holdings, LLC, and the Issuers’ existing and future direct and indirect domestic subsidiaries that also guarantee the Issuers’ senior credit facilities.

The Issuers may redeem all or part of the Notes at any time prior to April 1, 2024 at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date, plus a make-whole premium. The Issuers may redeem all or part of the Notes at any time on or after April 1, 2024 at the redemption prices set forth in the Indenture. At any time prior to April 1, 2024, up to 40% of the aggregate principal amount of the Notes may be redeemed with the net cash proceeds that the Issuers raise in one or more equity offering, at the redemption price specified in the Indenture.

Upon the occurrence of specified kinds of changes of control, the Issuers must offer to repurchase the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

The Indenture governing the Notes, among other things, limits the ability of the Issuers and their restricted subsidiaries to (i) pay dividends on or make other distributions in respect of equity interests or make other restricted payments; (ii) create liens on certain assets to secure debt; (iii) make certain investments; (iv) sell certain assets; (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of the Issuers’ assets; and (vi) designate the Issuers’ subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture governing the Notes provides for customary events of default (subject in certain cases to customary grace and cure periods).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 23, 2021, by and among Avis Budget Car Rental, LLC and Avis Budget Finance, Inc., as issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2021	Avis Budget Group, Inc.

	By:	/s/ Jean Sera
	Name:	Jean Sera
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary